Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 2, 2011

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 EARNINGS

Southfield, Michigan – February 2, 2011 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $47.0 million, or $1.69 per diluted share, for the three months ended December 31, 2010 compared to consolidated net income of $40.3 million, or $1.27 per diluted share, for the same period in 2009.  For the year ended December 31, 2010, consolidated net income was $170.1 million, or $5.67 per diluted share, compared to consolidated net income of $146.3 million, or $4.62 per diluted share, for the same period in 2009.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2010 was $43.6 million, or $1.57 per diluted share, compared to $35.5 million, or $1.11 per diluted share, for the same period in 2009.  For the year ended December 31, 2010, adjusted net income was $160.5 million, or $5.35 per diluted share, compared to adjusted net income of $125.0 million, or $3.95 per diluted share, for the same period in 2009.

Webcast Details

We will host a webcast on February 2, 2011 at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2010 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

At the time the consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on these forecasts, an advance or one-time payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of December 31, 2010, with the forecasts as of September 30, 2010, as of December 31, 2009, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	December 31, 2010	September 30, 2010	December 31, 2009	Initial Forecast	September 30, 2010	December 31, 2009	Initial Forecast
2001	67.5%	67.5%	67.5%	70.4%	0.0%	0.0%	-2.9%
2002	70.5%	70.5%	70.4%	67.9%	0.0%	0.1%	2.6%
2003	73.7%	73.7%	73.7%	72.0%	0.0%	0.0%	1.7%
2004	73.0%	73.0%	73.1%	73.0%	0.0%	-0.1%	0.0%
2005	73.7%	73.7%	73.7%	74.0%	0.0%	0.0%	-0.3%
2006	70.2%	70.2%	70.3%	71.4%	0.0%	-0.1%	-1.2%
2007	67.9%	67.9%	68.3%	70.7%	0.0%	-0.4%	-2.8%
2008	69.9%	69.9%	70.0%	69.7%	0.0%	-0.1%	0.2%
2009	78.5%	78.0%	75.6%	71.9%	0.5%	2.9%	6.6%
2010 (1)	75.8%	75.6%	-	73.6%	0.2%	-	2.2%

(1)
The forecasted collection rate for 2010 consumer loans as of December 31, 2010 includes both consumer loans that were in our portfolio as of September 30, 2010 and consumer loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2010 Consumer Loan Assignment Period	December 31, 2010	September 30, 2010	Variance
January 1, 2010 through September 30, 2010	76.5%	75.6%	0.9%
October 1, 2010 through December 31, 2010	73.6%	-	-

Consumer loans assigned in 2002, 2003, 2008, 2009 and 2010 have performed better than our initial expectations while consumer loans assigned in 2001, 2005, 2006 and 2007 have performed worse.  During the fourth quarter of 2010, forecasted collection rates increased for consumer loans assigned in 2009 and 2010, and were consistent with expectations at the start of the period for the other assignment years.  During the year ended December 31, 2010, forecasted collection rates increased for consumer loans assigned in 2009 and 2010, decreased for 2007 consumer loan assignments, and were generally consistent with expectations at the start of the period for the other assignment years.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2010.  Payments of dealer holdback and accelerated dealer holdback are not included in the advance percentage paid to the dealer-partner.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of December 31, 2010
Consumer Loan Assignment Year	Forecasted Collection %	Advance %	Spread %	% of Forecast Realized (1)
2001	67.5%	46.0%	21.5%	99.5%
2002	70.5%	42.2%	28.3%	99.3%
2003	73.7%	43.4%	30.3%	99.2%
2004	73.0%	44.0%	29.0%	98.9%
2005	73.7%	46.9%	26.8%	98.6%
2006	70.2%	46.6%	23.6%	97.1%
2007	67.9%	46.5%	21.4%	91.4%
2008	69.9%	44.6%	25.3%	77.6%
2009	78.5%	43.9%	34.6%	57.0%
2010	75.8%	44.7%	31.1%	18.6%

(1) Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2007 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  We increased advance rates during the last four months of 2009, the first quarter of 2010, and the fourth quarter of 2010.  The decline in the spread for 2010 reflects these increases.

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of December 31, 2010 for dealer loans and purchased loans separately.  Payments of dealer holdback and accelerated dealer holdback are not included in the advance percentage paid to the dealer-partner.  All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	67.9%	45.8%	22.1%
	2008	70.5%	43.3%	27.2%
	2009	78.5%	43.5%	35.0%
	2010	75.7%	44.4%	31.3%

Purchased loans	2007	68.0%	49.1%	18.9%
	2008	69.0%	46.7%	22.3%
	2009	78.4%	45.5%	32.9%
	2010	76.1%	47.1%	29.0%

(1)
The advance rates presented for each consumer loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s consumer loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2009	-13.0%	-28.9%
June 30, 2009	-16.2%	-33.5%
September 30, 2009	-5.7%	-13.0%
December 31, 2009	7.6%	5.9%
March 31, 2010	11.2%	21.6%
June 30, 2010	22.7%	42.2%
September 30, 2010	26.9%	51.5%
December 31, 2010	37.7%	66.9%

(1)	Represents payments made to dealer-partners for advances on dealer loans and the acquisition of purchased loans. Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer loan assignment volumes depend on a number of factors including (1) the overall demand for our product (2) the amount of capital available to fund new loans and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.  Our success in renewing our debt facilities and securing additional financing during 2009 and 2010 positioned us to grow year over year unit volumes.  During the last four months of 2009, the first quarter of 2010, and the fourth quarter of 2010, we increased advance rates, which had a positive impact on unit volumes.  While the advance increases also reduced the return on capital we expect to earn on new assignments, we believe it is very likely the advance increases had a positive impact on economic profit.  Unit volume for the one month ended January 31, 2011 increased by 35.8% as compared to the same period in 2010.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	Three Months Ended December 31,
	2010	2009	% change

Consumer loan unit volume	32,299	23,450	37.7%
Active dealer-partners (1)	2,546	2,170	17.3%
Average volume per active dealer-partner	12.7	10.8	17.6%

Consumer loan unit volume from dealer-partners active both periods	24,232	19,927	21.6%
Dealer-partners active both periods	1,598	1,598	-
Average volume per dealer-partners active both periods	15.2	12.5	21.6%

Consumer loan unit volume from new dealer-partners	1,397	1,159	20.5%
New active dealer-partners (2)	274	211	29.9%
Average volume per new active dealer-partners	5.1	5.5	-7.3%

Attrition (3)	-15.0%	-25.4%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(3)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our consumer loan volume that was assigned to us as dealer loans:

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
New dealer loan unit volume as a percentage of total unit volume	91.8%	90.8%	90.9%	86.6%

New dealer loan dollar volume as a percentage of total dollar volume	90.3%	88.7%	89.1%	83.8%

For the three months and year ended December 31, 2010, new dealer loan unit and dollar volume as a percentage of total unit and dollar volume, respectively, increased as compared to 2009 due to pricing and program enrollment changes we implemented in order to increase the profitability of the purchase program.

As of December 31, 2010 and 2009, the net dealer loans receivable balance was 79.5% and 72.5%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2010, compared to the same periods in 2009, include the following:

	Three Months Ended			Years Ended
	December 31,			December 31,
(In thousands, except per share data)	2010	2009	% Change	2010	2009	% Change
Adjusted average capital	$1,129,721	$989,804	14.1%	$1,074,210	$998,719	7.6%
Adjusted net income	$43,639	$35,508	22.9%	$160,488	$125,044	28.3%
Adjusted interest expense after-tax	$7,398	$5,767	28.3%	$30,084	$20,933	43.7%
Adjusted net income plus interest expense after-tax	$51,037	$41,275	23.7%	$190,572	$145,977	30.5%
Adjusted return on capital	18.1%	16.7%	8.4%	17.7%	14.6%	21.2%
Cost of capital	6.8%	7.3%	-6.8%	7.2%	6.7%	7.5%
Economic profit	$31,765	$23,205	36.9%	$112,685	$79,099	42.5%
GAAP diluted weighted average shares outstanding	27,865	31,868	-12.6%	29,985	31,669	-5.3%
Adjusted net income per diluted share	$1.57	$1.11	41.4%	$5.35	$3.95	35.4%

Economic profit increased 36.9% and 42.5% for the three months and year ended December 31, 2010, respectively, as compared to the same periods in 2009.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increases in economic profit for the three months and year ended December 31, 2010, as compared to the same periods in 2009:

	Year over Year Change in Economic Profit
	Three Months Ended	Year Ended
(In thousands)	December 31, 2010	December 31, 2010
Increase in adjusted return on capital	$3,926	$33,560
Decrease (increase) in cost of capital	1,354	(5,953)
Increase in adjusted average capital	3,280	5,979
Increase in economic profit	$8,560	$33,586

The increase in economic profit for the three months ended December 31, 2010, as compared to the same period in 2009, was primarily the result of an increase in our adjusted returns on capital and an increase in adjusted average capital.  The increase in adjusted average capital was due to growth in the loan portfolio.  The adjusted return on capital increased 140 basis points due to the following:

•
Operating expenses declined as a percentage of adjusted average capital as a result of lower loan servicing expenses, stock compensation expenses, sales tax expenses, and tax consulting expenses, partially offset by higher origination expenses.  This decline positively impacted the adjusted return on capital by 110 basis points.

•	Loan yields positively impacted the adjusted return on capital by 110 basis points primarily due to forecasted collection rate improvements on loans assigned in 2009 and 2010.
•
A decline in net premiums earned negatively impacted our adjusted return on capital by 50 basis points, primarily due to a decline in the size of our reinsurance portfolio, which resulted from the termination of our arrangement with one of our third party insurers during the fourth quarter of 2009.

The increase in economic profit for the year ended December 31, 2010, as compared to the same period in 2009, was primarily the result of an increase in our adjusted return on capital which increased 310 basis points due to the following:

•
Loan yields positively impacted the adjusted return on capital by 260 basis points primarily due to forecasted collection rate improvements on loans assigned in 2009 and 2010 as well as higher yields on loans assigned during the last three quarters of 2009 and the first quarter of 2010.

•
Operating expenses declined as a percentage of adjusted average capital as a result of lower loan servicing expenses, stock compensation expenses, information technology support expenses, and legal expenses, partially offset by higher origination expenses.  This decline positively impacted adjusted return on capital by 80 basis points.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009
Adjusted revenue as a percentage of adjusted average capital	38.1%	38.0%	38.7%	37.8%	37.7%	36.6%	32.7%	30.7%

Operating expenses as a percentage of adjusted average capital	9.5%	10.4%	9.3%	10.9%	11.2%	11.3%	10.7%	11.6%

Adjusted return on capital	18.1%	17.4%	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%

Percentage change in adjusted average capital compared to the same period in the prior year	14.1%	8.7%	6.0%	1.4%	-2.4%	-3.0%	1.9%	15.2%

The adjusted return on capital for the three months ended December 31, 2010, as compared to the three months ended September 30, 2010, increased 70 basis points primarily due to the following:

•
Operating expenses decreased as a percentage of adjusted average capital primarily due to higher software development costs during the third quarter of 2010, including the write-off of $0.9 million (after-tax) previously capitalized software development expenditures.  This decline positively impacted adjusted return on capital by 60 basis points.

The following tables show how non-GAAP measures reconcile to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	Three Months Ended
(In thousands, except per share data)	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009

Adjusted net income
GAAP net income	$46,980	$42,047	$49,040	$32,010	$40,335	$40,734	$36,185	$29,001
Floating yield adjustment (after-tax)	(10)	(1,526)	(330)	2,349	(4,679)	(4,617)	(5,882)	(4,345)
Program fee yield adjustment (after-tax)	49	61	79	115	121	152	203	320
Loss (gain) from discontinued United Kingdom segment (after-tax)	-	-	25	5	(263)	78	(35)	11
Interest expense related to interest rate swap agreement (after-tax)	-	-	-	-	(68)	(94)	(147)	(213)
Adjustment to record taxes at 37% (1)	(3,380)	(974)	(7,085)	1,033	62	(1,562)	(193)	(60)
Adjusted net income	$43,639	$39,608	$41,729	$35,512	$35,508	$34,691	$30,131	$24,714

Adjusted net income per diluted share	$1.57	$1.39	$1.32	$1.12	$1.11	$1.10	$0.96	$0.79
Diluted weighted average shares outstanding	27,865	28,452	31,601	31,584	31,868	31,539	31,423	31,180

Adjusted revenue
GAAP total revenue	$115,433	$111,661	$111,779	$103,262	$100,135	$100,268	$92,373	$87,888
Floating yield adjustment	(16)	(2,423)	(524)	3,729	(7,426)	(7,329)	(9,336)	(6,898)
Program fee yield adjustment	77	97	125	182	191	242	322	507
Provision for credit losses	(1,978)	24	(1,782)	(6,433)	4,942	3,433	3,766	(167)
Provision for claims	(5,823)	(6,112)	(6,282)	(5,212)	(4,513)	(5,148)	(4,829)	(4,809)
Adjusted revenue	$107,693	$103,247	$103,316	$95,528	$93,329	$91,466	$82,296	$76,521

Adjusted average capital
GAAP average debt	$676,978	$645,383	$509,867	$492,069	$510,123	$562,663	$604,863	$624,279
GAAP average shareholders' equity	448,825	437,288	553,297	514,364	474,984	428,377	388,242	352,562
Floating yield adjustment	4,280	5,230	5,485	5,619	5,394	10,134	15,243	21,829
Program fee yield adjustment	(362)	(417)	(486)	(583)	(697)	(834)	(1,012)	(1,274)
Adjusted average capital	$1,129,721	$1,087,484	$1,068,163	$1,011,469	$989,804	$1,000,340	$1,007,336	$997,396

Adjusted revenue as a percentage of adjusted average capital	38.1%	38.0%	38.7%	37.8%	37.7%	36.6%	32.7%	30.7%

Adjusted interest expense
GAAP interest expense	$11,742	$12,038	$12,267	$11,705	$9,047	$8,144	$7,285	$7,923
Interest expense related to interest rate swap agreement	-	-	-	-	108	149	233	339
Adjustment to record taxes at 37%	(4,344)	(4,454)	(4,539)	(4,331)	(3,388)	(3,068)	(2,782)	(3,057)
Adjusted interest expense (after-tax)	$7,398	$7,584	$7,728	$7,374	$5,767	$5,225	$4,736	$5,205

	Three Months Ended
(In thousands, except per share data)	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009

Adjusted return on capital
Adjusted net income	$43,639	$39,608	$41,729	$35,512	$35,508	$34,691	$30,131	$24,714
Adjusted interest expense (after-tax)	7,398	7,584	7,728	7,374	5,767	5,225	4,736	5,205
Adjusted net income plus interest expense (after-tax)	$51,037	$47,192	$49,457	$42,886	$41,275	$39,916	$34,867	$29,919

Adjusted return on capital (2)	18.1%	17.4%	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%

Economic profit
Adjusted return on capital	18.1%	17.4%	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%
Cost of capital (3)	6.8%	6.7%	7.7%	7.9%	7.3%	6.9%	6.6%	6.0%
Adjusted return on capital in excess of cost of capital	11.3%	10.7%	10.8%	9.1%	9.4%	9.1%	7.3%	6.0%
Adjusted average capital	$1,129,721	$1,087,484	$1,068,163	$1,011,469	$989,804	$1,000,340	$1,007,336	$997,396
Economic profit	$31,765	$29,085	$28,799	$23,036	$23,205	$22,515	$18,493	$14,886

Operating expenses
GAAP salaries and wages	$15,034	$16,133	$14,050	$16,110	$16,395	$16,862	$16,515	$17,121
GAAP general and administrative	6,762	7,208	5,920	6,542	7,633	7,869	6,894	7,995
GAAP sales and marketing	5,045	4,972	4,834	4,810	3,788	3,533	3,566	3,921
Operating expenses	$26,841	$28,313	$24,804	$27,462	$27,816	$28,264	$26,975	$29,037

Operating expenses as a percentage of adjusted average capital	9.5%	10.4%	9.3%	10.9%	11.2%	11.3%	10.7%	11.6%

Percentage change in adjusted average capital compared to the same period in the prior year	14.1%	8.7%	6.0%	1.4%	-2.4%	-3.0%	1.9%	15.2%

	Years Ended December 31,
(In thousands, except per share data)	2010	2009

Adjusted net income
GAAP net income	$170,077	$146,255
Floating yield adjustment (after-tax)	483	(19,523)
Program fee yield adjustment (after-tax)	304	796
Loss (gain) from discontinued United Kingdom segment (after-tax)	30	(209)
Interest expense related to interest rate swap agreement	-	(522)
Adjustment to record taxes at 37%	(10,406)	(1,753)
Adjusted net income	$160,488	$125,044

Adjusted net income per diluted share	$5.35	$3.95
Diluted weighted average shares outstanding	29,985	31,669

Adjusted average capital
GAAP average debt	$581,074	$575,482
GAAP average shareholders' equity	488,444	411,041
Floating yield adjustment	5,154	13,150
Program fee yield adjustment	(462)	(954)
Adjusted average capital	$1,074,210	$998,719

	Years Ended December 31,
(In thousands, except per share data)	2010	2009
Adjusted interest expense
GAAP interest expense	$47,752	$32,399
Interest expense related to interest rate swap agreement	-	829
Adjustment to record taxes at 37%	(17,668)	(12,295)
Adjusted interest expense (after-tax)	$30,084	$20,933

Adjusted return on capital
Adjusted net income	$160,488	$125,044
Adjusted interest expense (after-tax)	30,084	20,933
Adjusted net income plus interest expense (after-tax)	$190,572	$145,977

Adjusted return on capital (2)	17.7%	14.6%

Economic profit
Adjusted return on capital	17.7%	14.6%
Cost of capital (3)	7.2%	6.7%
Adjusted return on capital in excess of cost of capital	10.5%	7.9%
Adjusted average capital	$1,074,210	$998,719
Economic profit	$112,685	$79,099

(1)
The adjustment for the three months ended June 30, 2010 is primarily related to the reversal of reserves for uncertain tax positions and associated interest as a result of the completion of the IRS audit during the period, which reduced our effective tax rate under GAAP.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009	Mar. 31, 2009
Average 30 year treasury rate	4.1%	3.8%	4.4%	4.6%	4.3%	4.2%	4.1%	3.5%

Adjusted pre-tax average cost of debt	6.9%	7.5%	9.6%	9.5%	7.2%	5.9%	5.0%	5.3%

	Years Ended December 31,
	2010	2009
Average 30 year treasury rate	4.2%	4.0%

Adjusted pre-tax average cost of debt	8.2%	5.8%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Program Fee Yield Adjustment

The purpose of this adjustment is to make revenue from program fees comparable across time periods.  In 2001, we began charging dealer-partners a monthly program fee.  Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition.  We continue to charge a monthly program fee, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.

As a result of this change, effective January 1, 2007, we began recording program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan.  Previously, we had recorded the fee as program fee revenue in the month the fee was charged.  The current GAAP treatment is more consistent with the cash economics of the business.

To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment.  The program fee yield adjustment is immaterial for 2010 and future periods.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 3, 2010, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Our operations are dependent on technology.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our founder controls a majority of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue:
Finance charges	$103,583	$87,098	$388,050	$329,437
Premiums earned	8,083	8,348	32,659	33,605
Other income	3,767	4,689	21,426	17,622
Total revenue	115,433	100,135	442,135	380,664
Costs and expenses:
Salaries and wages	15,034	16,395	61,327	66,893
General and administrative	6,762	7,633	26,432	30,391
Sales and marketing	5,045	3,788	19,661	14,808
Provision for credit losses	1,819	(4,947)	10,037	(12,164)
Interest	11,742	9,047	47,752	32,399
Provision for claims	5,823	4,513	23,429	19,299
Total costs and expenses	46,225	36,429	188,638	151,626
Income from continuing operations before provision for income taxes	69,208	63,706	253,497	229,038
Provision for income taxes	22,228	23,634	83,390	82,992
Income from continuing operations	46,980	40,072	170,107	146,046
Discontinued operations
Gain (loss) from discontinued United Kingdom operations	-	116	(30)	137
Credit for income taxes	-	(147)	-	(72)
Gain (loss) from discontinued operations	-	263	(30)	209
Net income	$46,980	$40,335	$170,077	$146,255

Net income per share:
Basic	$1.72	$1.31	$5.79	$4.78
Diluted	$1.69	$1.27	$5.67	$4.62

Income from continuing operations per share:
Basic	$1.72	$1.30	$5.79	$4.77
Diluted	$1.69	$1.26	$5.67	$4.61

Gain (loss) from discontinued operations per share:
Basic	$-	$0.01	$-	$0.01
Diluted	$-	$0.01	$-	$0.01

Weighted average shares outstanding:
Basic	27,351	30,798	29,393	30,590
Diluted	27,865	31,868	29,985	31,669

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	As of December 31,
	2010	2009
	(Unaudited)
ASSETS:
Cash and cash equivalents	$3,792	$2,170
Restricted cash and cash equivalents	66,536	82,456
Restricted securities available for sale	805	3,121

Loans receivable (including $9,031 and $12,674 from affiliates as of
December 31, 2010 and December 31, 2009, respectively)	1,344,881	1,167,558
Allowance for credit losses	(126,868)	(117,545)
Loans receivable, net	1,218,013	1,050,013

Property and equipment, net	16,311	18,735
Income taxes receivable	12,002	3,956
Other assets	26,056	15,785
Total Assets	$1,343,515	$1,176,236

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$75,297	$77,295
Line of credit	136,700	97,300
Secured financing	300,100	404,597
Mortgage note and capital lease obligations	4,523	5,082
Senior notes	244,344	-
Deferred income taxes, net	108,077	93,752
Total Liabilities	869,041	678,026

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000 shares authorized, 27,304 and
31,038 shares issued and outstanding as of December 31, 2010 and
December 31, 2009, respectively	273	311
Paid-in capital	30,985	24,370
Retained earnings	443,326	474,433
Accumulated other comprehensive loss, net of tax of $64 and $526 at
December 31, 2010 and December 31, 2009, respectively	(110)	(904)
Total Shareholders' Equity	474,474	498,210
Total Liabilities and Shareholders' Equity	$1,343,515	$1,176,236

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2010	2009
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$170,077	$146,255
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	10,037	(12,164)
Depreciation and amortization	11,080	9,660
Loss on retirement of property and equipment	65	100
Loss on impairment of software	1,362	-
Provision for deferred income taxes	13,863	17,740
Stock-based compensation	4,127	6,805
Change in operating assets and liabilities:
Decrease in accounts payable and accrued liabilities	(730)	(4,029)
Increase in income taxes receivable / decrease in income taxes payable	(8,046)	(4,837)
(Increase) decrease in other assets	(1,137)	831
Net cash provided by operating activities	200,698	160,361
Cash Flows From Investing Activities:
Decrease (increase) in restricted cash and cash equivalents	15,920	(2,123)
Purchases of restricted securities available for sale	(1,063)	(1,451)
Proceeds from sale of restricted securities available for sale	2,111	-
Maturities of restricted securities available for sale	1,256	1,661
Principal collected on loans receivable	785,947	661,246
Advances to dealer-partners and accelerated payments of dealer holdback	(819,538)	(533,465)
Purchases of consumer loans	(100,430)	(103,283)
Payments of dealer holdback	(44,220)	(44,269)
Net decrease (increase) in other loans	207	(152)
Purchases of property and equipment	(3,440)	(2,925)
Net cash used in investing activities	(163,250)	(24,761)
Cash Flows From Financing Activities:
Borrowings under line of credit	1,097,900	630,900
Repayments under line of credit	(1,058,500)	(594,900)
Proceeds from secured financing	327,700	397,000
Repayments of secured financing	(432,197)	(566,578)
Principal payments under mortgage note and capital lease obligations	(559)	(1,157)
Proceeds from sale of senior notes	243,738	-
Payments of debt issuance costs	(15,171)	(7,581)
Repurchase of common stock	(202,247)	(541)
Proceeds from stock options exercised	2,903	1,941
Tax benefits from stock-based compensation plans	610	4,341
Net cash used in financing activities	(35,823)	(136,575)
Effect of exchange rate changes on cash	(3)	(9)
Net increase (decrease) increase in cash and cash equivalents	1,622	(984)
Cash and cash equivalents, beginning of period	2,170	3,154
Cash and cash equivalents, end of period	$3,792	$2,170

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$42,548	$27,559
Cash paid during the period for income taxes	$81,750	$67,563

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA
Loans Receivable

A summary of changes in Loans receivable is as follows:

(In thousands)	(Unaudited) For the Year Ended December 31, 2010
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$869,603	$297,955	$1,167,558
New consumer loan assignments (1)	819,538	100,430	919,968
Principal collected on loans receivable	(632,616)	(153,331)	(785,947)
Dealer holdback payments	44,220	-	44,220
Transfers (2)	(17,807)	17,807	-
Write-offs	(3,043)	(143)	(3,186)
Recoveries	2,318	124	2,442
Net change in other loans	(207)	-	(207)
Currency translation	33	-	33
Balance, end of period	$1,082,039	$262,842	$1,344,881

	For the Year Ended December 31, 2009
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$823,567	$325,185	$1,148,752
New consumer loan assignments (1)	533,465	103,283	636,748
Principal collected on loans receivable	(515,847)	(145,399)	(661,246)
Dealer holdback payments	44,269	-	44,269
Transfers (2)	(14,935)	14,935	-
Write-offs	(4,234)	(95)	(4,329)
Recoveries	2,996	46	3,042
Net change in other loans	152	-	152
Currency translation	170	-	170
Balance, end of period	$869,603	$297,955	$1,167,558

(1)
The dealer loans amount represents advances and accelerated dealer holdback payments made to dealer-partners for consumer loans assigned under our portfolio program.  The purchased loans amount represents payments made to dealer-partners to purchase consumer loans assigned under our purchase program.

(2)
Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s outstanding dealer loan balance to purchased loans in the period this forfeiture occurs.

A summary of changes in the Allowance for credit losses is as follows:

(In thousands)	(Unaudited) For the Year Ended December 31, 2010
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$108,792	$8,753	$117,545
Provision for credit losses	5,130	4,907	10,037
Write-offs	(3,043)	(143)	(3,186)
Recoveries	2,318	124	2,442
Currency translation	30	-	30
Balance, end of period	$113,227	$13,641	$126,868

	For the Year Ended December 31, 2009
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$113,831	$17,004	$130,835
Provision for credit losses	(3,962)	(8,202)	(12,164)
Write-offs	(4,234)	(95)	(4,329)
Recoveries	2,996	46	3,042
Currency translation	161	-	161
Balance, end of period	$108,792	$8,753	$117,545